Exhibit (a)(1)(F)
[EMAIL COMMUNICATION TO CERTAIN OFFICERS OF PDF SOLUTIONS, INC. DATED JUNE 10, 2008]

To:	Certain Officers of PDF Solutions, Inc.
From:	P. Steven Melman
Date:	June 10, 2008
Subject:	Announcement of PDF Stock Option Exchange Program
Internal Communication
In connection with the offer from PDF Solutions, Inc. to exchange certain outstanding stock options which commenced today, June 10, 2008, the following documents are being sent to employees, consultants and directors with eligible stock options: the Offer to Exchange, the Election Form, the form of Restricted Stock Agreement, and the PDF Solutions, Inc. 2001 Stock Plan, each of which is attached for your review. Also attached is a PowerPoint presentation regarding the exchange program which we will make available to individuals during “question and answer” meetings held between now and the close of the offer on July 9, 2008.
The exchange program begins today, June 10, 2008, and ends at 9 p.m. U.S. Pacific Time on July 9, 2008.
WHAT WE WANT YOU TO DO
•	Read carefully through all the attached materials

•	Address any questions to P. Steven Melman at +1 (408) 938-6445 or send an email to tenderoffer@pdf.com

•	Encourage individuals to read their communication materials carefully

•	Remind individuals of their deadlines

•	Direct individuals to consult with their own financial advisor as to their decision to participate in the exchange program

•	Understand your role, especially on your communication with individuals
WHAT YOU CANNOT SAY OR DO
•	You cannot advise individuals as to their participation in the exchange program

•	You cannot encourage or discourage individuals to exchange or not exchange their eligible stock options

•	You cannot interpret any communication for individuals, simply repeat what is stated in the documentation
Please note that the tender offer will only be made through an Offer to Exchange which will be sent to eligible employees, consultants and directors today and is also available at http://www.sec.gov.
Please review the material carefully and contact P. Steven Melman if you have any questions.
Thank you
P. Steven Melman